UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2005

HESPERIA HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30085	88-0453327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9780 E Avenue Hesperia, CA	92345
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 244-8787

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

(b) Resignation of Officer

On September 14, 2005, the Board of Directors held a meeting in which Mr. Donald Shimp notified the Registrant of his immediate resignation from his positions as President and Chief Executive Officer of the Registrant. Mr. Shimp will remain as a director of the Registrant.

(c) Appointment of Officer

On September 14, 2005, the Board of Directors of the Registrant nominated and elected Mr. Michael Edison to serve as the Registrant’s President and Chief Executive Officer. The Board elected Mr. Edison to serve in these positions until the Board of Directors meeting to immediately follow the next annual meeting of the Registrant’s stockholders.

Since June 13, 2005, Michael J. Edison has served as the Chief Financial Officer of the Registrant. From 1985 to present, Mr. Edison has been the Chief Executive Officer and Chairman of the Board of the Insur-Family of companies, a private family-held investment holdings company. Mr. Edison is also the Chief Executive Officer and Chairman of the Board of Private Wealth Management Group, LLC, positions he has held since November 2003. In addition, from 1992 to the present, Mr. Edison has been the Chief Executive Officer and Chairman of the Board of Edison Management Group. Mr. Edison received his Bachelor of Science degree from C. Michigan University in 1968, and advanced degrees from Dartmouth College of Executive Management and the Center for Creative Leadership in Greensboro, North Carolina.

(d) Election of a New Director

On September 14, 2005, during the Board of Directors meeting, Mr. Michael Edison was also nominated and elected to serve on the Board of Directors for the Registrant. At the time of his appointment, the Registrant did not have any board committees in which Mr. Edison could sit on. However, during the Board meeting it was additionally resolved that a Compensation Committee would be formed whereby Mr. Edison, Mr. Fred Smith, and Mr. Mark Pregraves would serve as members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HESPERIA HOLDING, INC.

By:/s/ William Nalls
William Nalls, Chief Operating Officer

Date: September 23, 2005